Exhibit 10.2

6300 Ridglea Place, Suite 1008 Fort Worth, TX 76116

April 30, 2020

Atlas Growth Partners, L.P.

To the Board of the General Partner of Atlas Growth Partners

This engagement letter sets out the terms and conditions on which Atlas Growth Partners, L.P. (‘AGP’ or ‘the Partnership’) has engaged Westbrook Energy Partners, LLC (‘Westbrook’). Westbrook will provide technical and advisory services to the Partnership (the ‘Services’). This engagement letter defines the scope of services that Westbrook will provide as advisors to the Partnership.

Scope of Services

In undertaking this assignment, Westbrook will provide consulting services to the Partnership to the extent requested by the Partnership and customary and appropriate in transactions of this type. These services shall include:

•	Production Engineering

•	Workover engineering analysis & AFE preparation

•	Artificial lift design & selection

•	Downhole mechanical failure analysis

•	Production decline curve analysis to ensure wells are producing at full capacity

•	Daily monitoring & improvement recommendations

•	Chemical program analysis

•	Lease operating statement analysis

•	Well-level cashflow forecasting

•	Midstream

•	Production facility design & optimization

•	Facility project AFE preparation

•	Compression design & optimization

•	Gas gathering system modeling & design

•	Salt water disposal system design & optimization

•	Geoscience

•	Mapping

•	Structure and trends of all pertinent subsurface features

•	GOR mapping

•	Gross & Net Pay

•	OOIP and EUR mapping

•	Geophysical

•	Interpretation of available data to identify features and hazards which can impact development and results

•	Interim COO Role

•	Partner with the Interim CEO to create and execute the strategic direction of the Partnership

•	Assist with the Partnership’s opportunity to sell its Eagle Ford assets

•	Coordination with advisory firm’s technical team to generate and update data room materials

6300 Ridglea Place, Suite 1008 Fort Worth, TX 76116

•	Engineering database commercial assumption generation

•	Respond to potential buyers’ technical questions

•	Commission 3rd party Reservoir Engineer to generate year-end/mid-year reserve reports

•	Evaluate acquisition opportunities for the Partnership

•	Engineering database tie out to actual LOS statements

•	LOE upside evaluations

•	Asset development potential

Certain Agreements of the Partnership

AGP agrees that:

•

The Board of the General Partner (‘Board’) of the Partnership will remain solely responsible for strategic and operational decision making and execution and the commercial assumptions on which any financial advice provided by Westbrook is based;

•

The Partnership will maintain adequate and appropriate insurance policies, including but not limited to D&O coverage that identifies Westbrook, including its agents, contractors, and employees, and specifically Christopher Walker, as covered persons;

•

The Partnership has retained Westbrook hereunder solely as an advisor to the Partnership, and not as an advisor or agent of any other party, and the Partnership’s engagement of Westbrook is as an independent contractor and not in any other capacity including as a fiduciary. Neither this engagement letter, nor Westbrook’s performance hereunder nor any previous or existing relationship between the Partnership and Westbrook will be deemed to create any fiduciary relationship; and

•

The Partnership understands that Westbrook is engaged in a wide range of services and businesses (including energy consulting and contract operating) and agrees that Westbrook is not required to restrict its activities as a result of this engagement, and that Westbrook may undertake any business activity without further consultation with or notification to the Partnership.

The Partnership will be responsible for providing Westbrook with all underlying operating, purchaser, vendor, and other financial information and materials that Westbrook may reasonably request in order to perform the Services under this engagement letter. The Partnership recognizes and confirms that Westbrook will use and rely upon the information provided by or on behalf of the Partnership and its advisors and agents, and that Westbrook may further rely on publicly available information in performing the Services contemplated herein. It is understood that in performing under this engagement Westbrook does not assume any responsibility for, or with respect to, the accuracy, completeness, or fairness of the information and data supplied by the Partnership or its representatives. The Partnership represents and warrants to Westbrook that, to its knowledge, all such information concerning the Partnership will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. The Partnership acknowledges that Westbrook shall be entitled to assume and rely upon the accuracy and completeness of, and is not assuming any responsibility for independent investigation or verification of, such publicly available information and the information so furnished. The Partnership further acknowledges that it is responsible for all limited partner records, information, and obligations that it may owe to any party, at law or by agreement.

6300 Ridglea Place, Suite 1008 Fort Worth, TX 76116

Term, Compensation and Expenses:

The initial term of this engagement letter is for one (1) month from execution and shall automatically renew on a month to month basis thereafter until terminated. This engagement letter may be terminated at any time by either party upon seven (7) days written notice. As compensation for its engagement and services pursuant to this engagement letter, the Partnership will pay to Westbrook $8,000 per month, payable at the end of the first month following the execution of this engagement letter.

The Partnership shall reimburse for all usual, reasonable, and necessary expenses paid or incurred by Westbrook in connection with, or related to, the performance of Westbrook’s services hereunder, subject to satisfactory receipt by the Partnership of appropriate documentary proof of all expenditures for which reimbursement is sought.

Indemnification:

The Partnership shall indemnify Westbrook and its officers, directors, members, employees, counsel and agents and each other person, if any, controlling them (Westbrook and each such person being an ‘Indemnified Party’), against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by an Indemnified Party (including but not limited to reasonable and necessary attorney’s fees in defense of such action) to which any Indemnified Party may become subject under any applicable federal or state law or otherwise, arising out of the performance by Westbrook of services under this engagement letter incurred in connection with any Proceeding to which such Indemnified Party was, is or is threatened to be named a defendant or respondent, by reason, in whole or in part, of Westbrook performing the services under this engagement letter, other than those matters that are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party. For the purposes hereof, “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding any inquiry or investigation that could lead to such an action, suit or proceeding.

In the event that the foregoing indemnity is unavailable or insufficient to hold any Indemnified Party harmless, then the Partnership shall contribute to any amounts paid or payable by an Indemnified Party in such proportion as appropriately reflects the relative benefits received by such Indemnified Party and the Partnership in connection with the matters contemplated by this engagement letter and the relative fault of the Partnership and such Indemnified Party, as well as any other equitable considerations.

The Partnership will not, without Westbrook’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding, in respect of which indemnification may be sought hereunder, unless an unconditional release of each Indemnified Party from any and all liabilities arising out of such Proceeding is obtained, the form and substance of which release is reasonably satisfactory to Westbrook.

Reasonable expenses (including court costs and attorney’s fees) incurred by Westbrook as a witness or as a defendant or respondent in a Proceeding, or due to a threat to be named as such, shall be paid or reimbursed by the Partnership in advance of the final disposition of such Proceeding. Such fees and expenses shall not be refundable or contingent on any outcome of any disposition of such proceeding.

This indemnification provision shall be in addition to any liability which the Partnership may otherwise have to Westbrook; shall not be limited by any rights that Westbrook or any other Indemnified Party may otherwise have; shall remain in full force and effect regardless of any expiration or termination of Westbrook’s engagement hereunder; and shall inure to the benefit of and be binding upon any successors or permitted assigns of Westbrook and the Partnership.

6300 Ridglea Place, Suite 1008 Fort Worth, TX 76116

Disclaimer:

This engagement letter serves to outline the role Westbrook will have with the Partnership for the term of the engagement letter. As indicated, Westbrook’s role is that of advisor and does not give rise to any legally binding obligation on the part of Westbrook to provide, guarantee, backstop, commit or otherwise fund any capital needs of the Partnership.

Miscellaneous

This engagement letter shall be governed by and construed in accordance with the laws of the State of Texas, and venue shall be in Tarrant County, without giving effect to conflicts of laws principles. Notwithstanding any expiration or termination, the provisions in this engagement letter regarding Term, Compensation and Expenses, Indemnification and Miscellaneous shall survive and remain in full force and effect and be binding on the parties hereto or any successors of the parties.

If any term, provision, covenant or restriction contained in this engagement letter is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The Partnership and Westbrook shall endeavor in good faith negotiations to replace the invalid, void, or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This engagement letter contains the entire agreement between the parties relating to the subject matter hereof and supersedes any prior understandings or agreements, including all oral statements and prior writings with respect thereto. No waiver, amendment, or other modification of this engagement letter shall be effective unless in writing executed by each of the parties hereto. The provisions of this engagement letter shall inure to the benefit of and be binding on the Partnership, Westbrook, its agents, principals, and employees, and the respective successors and assigns of the parties.

Section headings herein are for convenience only and are not a part of this engagement letter. This engagement letter may be executed in two or more counterparts (delivery of which may occur via facsimile or via electronic delivery in “.PDF,” each of which shall be deemed an original and shall be binding as of the date first written above, and all of which, taken together, shall constitute one and the same agreement. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this engagement letter, without necessity of further proof.

Please confirm the Partnership’s agreement with the foregoing by signing and returning to Westbrook the enclosed copy of this engagement letter.

6300 Ridglea Place, Suite 1008 Fort Worth, TX 76116

Very truly yours
Westbrook Energy Partners, LLC

By:	/s/ Christopher K. Walker
Name/Title: Christopher K. Walker, Member

Accepted and agreed to:
Atlas Growth Partners, L.P.

By:	/s/ Daniel P. Flannery
Name/Title: Daniel P. Flannery, Managing Director